As filed with the Securities and Exchange Commission on May 11, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL OILWELL VARCO, INC.

(Exact name of Registrant as specified in its charter)

Delaware	76-0475815
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7909 Parkwood Circle Drive

Houston, Texas

77036-6565

(713) 346-7500

(Address, including zip code, of Registrant’s principal executive offices)

NATIONAL OILWELL VARCO, INC. 2018 LONG-TERM INCENTIVE PLAN

(Full Title of the Plan)

Jose A. Bayardo

Senior Vice President and Chief Financial Officer

National Oilwell Varco, Inc.

7909 Parkwood Circle Drive

Houston, Texas 77036

(713) 346-7500

(Name, address, including zip code, and telephone number, including area code, of Registrant’s agent for service)

Copies to:

Eric Johnson

Locke Lord LLP

600 Travis Street, Suite 2800

Houston, Texas 77002

(713) 226-1249

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common stock	17,800,000	$38.69	$688,682,000	$85,740.91

(1)	Registrant is registering 17,800,000 shares under the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan (the “2018 Plan”) pursuant to this Registration Statement.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also include such additional indeterminate number of shares of common stock as may become issuable under the 2018 Plan to prevent dilution as a result of stock splits, stock dividends, recapitalizations or similar transactions.
(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low prices of the common stock of Registrant reported on the New York Stock Exchange for May 8, 2018.

EXPLANATORY NOTE

National Oilwell Varco, Inc. (the “Corporation”) is filing this registration statement on Form S-8 (this “Registration Statement”) for the purpose of registering 17,800,000 shares of its common stock, par value $0.01 per share, reserved for issuance under the 2018 Plan. The Board of Directors of the Corporation recommended for approval and, on May 11, 2018, the stockholders of the Corporation approved, the 2018 Plan to succeed the National Oilwell Varco Long-Term Incentive Plan, as amended and restated (the “2005 Plan”). The 2018 Plan became effective on May 11, 2018 and replaced the 2005 Plan. No further awards will be granted under the 2005 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2018 Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents, which previously have been filed by the Corporation with the Commission, are incorporated herein by reference and made a part hereof:

•	The Corporation’s Annual Report on Form 10-K, for the year ended December 31, 2017, filed on February 16, 2018;

•	The Corporation’s Quarterly Report on Form 10-Q, for the quarter ended March 31, 2018, filed on April 27, 2018; and

•	The Corporation’s description of its common stock set forth in our Registration Statement on Form 8-A filed with the Commission on October 15, 1996 pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Corporation with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information deemed furnished and not filed pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto, or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person’s acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful.

The Corporation’s amended and restated certificate of incorporation limit the liability of officers and directors of the Company or its stockholders to the fullest extent permitted by Delaware law. The Corporation is to indemnify, to the fullest extent authorized by Delaware law, any director or officer of the Corporation who is made a party or threatened to be made to a party in any criminal, civil, administrative or investigative action or proceeding. Further, the Corporation may indemnify an employee or agent who is made or threatened to be made a party to a criminal, civil, administrative, or investigative action or proceeding. In addition, the Corporation, at its own expense, may maintain insurance to protect itself and directors, officers, employees or agents of the Corporation or another enterprise against all expenses and liabilities, whether or not the Corporation has the power to indemnify such individuals under the DGCL.

Should a director or officer be successful in any action, suit or proceeding, he or she must be indemnified by the Corporation against expenses, including attorney’s fees, actually and reasonably incurred by the officer or director. Furthermore, the Corporation may pay the expenses incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition. However, the Corporation must first receive an undertaking by the indemnified party to repay all expenses if it is ultimately determined that such indemnitee is not entitled to be indemnified. If the indemnitee is an employee or agent, then the upfront payment of expenses may be done under terms and conditions as the Corporation deems appropriate.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits.

See Index to Exhibits.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

3.1	Fifth Amended and Restated Certificate of Incorporation of National Oilwell Varco, Inc., filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on August 5, 2011 and incorporated herein by reference.

3.2	Amended and Restated Bylaws of National Oilwell Varco, Inc., filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 11, 2017 and incorporated herein by reference.

4.1	National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan, filed as Appendix I to the Registrant’s definitive proxy statement on Schedule 14A filed on March 30, 2018 and incorporated herein by reference.

5.1*	Opinion of Locke Lord LLP regarding the legality of the securities registered hereby.

23.1*	Consent of Ernst & Young LLP.

23.3	Consent of Locke Lord LLP (contained in Exhibit 5.1).

24.1*	Power of Attorney (set forth on the signature page of this Registration Statement)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on May 11, 2018.

NATIONAL OILWELL VARCO, INC.

/s/ Clay C. Williams
Clay C. Williams
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below authorizes and appoints each of Clay C. Williams and Jose A. Bayardo, and each of them, severally, acting alone and without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities to sign the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to sign any and all pre- or post-effective amendments to the Registration Statement on Form S-8, and to file the same with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the persons on the following page in the capacities indicated below on May 11, 2018.

Signature	Title

/s/ Clay C. Williams	Chairman, President and Chief Executive Officer
Clay C. Williams

/s/ Jose A. Bayardo	Chief Financial Officer and Senior Vice President
Jose A. Bayardo

/s/Scott K. Duff	Chief Accounting Officer, Vice President and Controller
Scott K. Duff

/s/ Greg L. Armstrong	Director
Greg L. Armstrong

/s/ Marcela E. Donadio	Director
Marcela E. Donadio

/s/ Ben A. Guill	Director
Ben A. Guill

/s/ James T. Hackett	Director
James T. Hackett

/s/ David D. Harrison	Director
David D. Harrison

/s/ Eric L. Mattson	Director
Eric L. Mattson

/s/ Melody B. Meyer	Director
Melody B. Meyer

/s/ William R. Thomas	Director
William R. Thomas